Exhibit 11

                    COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except
 per share amounts)
                                  September 9, 1995       September 10, 1994
PRIMARY
NET INCOME                           $117,400              $102,509
WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
     COMMON STOCK OUTSTANDING         482,695               483,707
     STOCK OPTIONS                          0                    55

                                      482,695               483,762

PRIMARY EARNINGS PER SHARE*          $  .2432              $  .2119

FULLY DILUTED
NET INCOME                           $117,400              $102,509
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003       2,422                 2,422
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                        $119,822              $104,931

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
      COMMON STOCK OUTSTANDING        482,695               483,707
      STOCK OPTIONS                         0                    55
      SHARES ISSUABLE UPON
      CONVERSION OF 5% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE
      2003 (AS OF DATE OF ISSUE
        JUNE 14, 1993)                 14,557                14,557
                                      497,252               498,319

FULLY DILUTED EARNINGS PER SHARE*    $  .2410              $  .2106


(*)Note: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.






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